EXHIBIT 4.4

Advanced Environmental Recycling Technologies, Inc.
AMENDED AND RESTATED
1997 SECURITIES PLAN

1. Purpose

     The purpose of the Amended and Restated 1997 Securities Plan (the “Plan”) is to restate such Plan as originally adopted and as amended and restated to reflect amendments made through November 17, 2004 (and to eliminate provisions that have been superseded or already acted upon), and such Plan has been adopted to promote the interest of Advanced Environmental Recycling Technologies, Inc. (the “Company”) and its stockholders by providing an effective means to attract, retain and increase the commitment of certain individuals and to provide such individuals with additional incentive to contribute to the success of the Company. The Plan is intended to create a flexible vehicle to provide a variety of medium and long-term incentive compensation opportunities to management and associates of the Company. In doing so, the Plan provides an important link between the compensation of senior and executive management, as well as mid-level management and/or hourly associates, and Company performance. The awards (“Awards”) under the Plan will compensate management and associates for the creation of shareholder value. In this way the Plan is intended to encourage and reward superior performance by individuals whose performance is a key element in achieving the Company’s continued financial and operational success. In addition, the Plan will assist the Company’s recruiting, rewarding, retaining and motivating management and associates to achieve the Company’s mission of being a top performer in its industry by rewarding the creation of shareholder value.

2 Eligibility

     Awards may be granted only to Employees who are designated as participants in the Plan (“Participants”) from time to time by a Committee of the Board composed of non-employee Directors, as set forth in Section 5 hereof. The Committee shall consider an individual’s position, responsibilities and importance to the Company among other factors in determining which Employees shall be Participants. The types of Awards to be made to Participants and the terms, conditions, and limitations applicable to the Awards are left to the sole discretion of the Committee, subject to the terms of the Plan, as set forth in Section 5 hereof. The Committee’s decision as to eligibility and the nature and timing of Awards under the Plan is final. For the purposes of the Plan, “Employees” shall mean any employee, director, general partner, officer or consultant or advisor, provided, with respect to consultants and advisors, (i) they are natural persons, (ii) they provide bona fide services to the Company, and (iii) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities.

3. Types of Awards

     Awards shall be made in the form of Stock Options, Restricted Stock, Performance Awards, and other types of Awards described below. Subject to the other provisions of this Plan, Awards may also be granted individually, in combination, or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan and any other employee plan of the Company.

(1)	A Stock Option (or Option) is a right to purchase a specified number of shares of the Company’s Class A Common Stock (“Shares”) at a specified price during such specified time, as the Committee shall determine.

(a) Stock Options granted may be either of a type that complies with the requirements of incentive stock options (“Incentive Stock Options”) as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or of a type that does not comply with such requirements (“Non Qualified Stock Options”); provided, however, that the aggregate number of Shares which may be offered for purchase pursuant to Incentive Stock Options under this Plan shall not exceed four million (4,000,000), and the aggregate number of Shares which may be offered for purchase pursuant to Non-Qualified Stock Options under the Plan shall not exceed one million (1,000,000); provided that such limitation on Non Qualified Stock Options shall not apply to Options intended to be awarded as Incentive Stock Options which become Non Qualified Stock Options by reason of a disqualifying disposition or otherwise.

(b) The exercise price per Share of any Stock Option shall be determined by the Committee and set forth in the Award Agreement. However, a Stock Option granted to a “covered employee” as defined in Section 162(m) of the Code shall not have an exercise price less than the Fair Market Value of a Share on the date the Stock Option is granted. For the purposes of this Plan, the term “Fair Market Value” shall mean: If the Shares are listed on a national securities exchange (including the New York, American or NASDAQ National Market System) in the United States on the date any Option is granted, the Fair Market Value per Share shall be deemed to be the average of the high and low sale prices per Share on such national securities exchange in the United States on such date, as published by the Wall Street Journal or other reliable publication, but if the Shares are not traded on such date or such national securities exchange is not open for business on such date, the Fair Market Value per Share shall be the average of such high and low sale prices on the last preceding date on which such exchange shall have been open for business and the Shares were traded. If the Shares are listed on more than one national securities exchange in the United States on the date any such Option is granted, the Committee shall determine, in its discretion, which national securities exchange shall be used for the purpose of determining the Fair Market Value per Share. If at any date any Option is granted a public market exists for the Shares but such Shares are not listed on a national securities exchange in the United States, the Fair Market Value per Share shall be deemed to be the mean between the closing bid and asked quotations in the over-the-counter market for such Shares in the United States on the date such Option is granted. If there are no bid and asked quotations for such Shares on such date, the Fair Market Value per share shall be deemed to be the mean between the closing bid and asked quotations in the over-the-counter market in the United States for such Shares on the closest date preceding the date such Option is granted, for which such quotations are available. Notwithstanding the foregoing provisions of this section, if the Committee shall at any time determine that it is impracticable to apply the foregoing methods of determining Fair Market Value, the Committee is empowered to adopt other reasonable methods of determining Fair Market Value.

(c) A Stock Option may be exercised, in whole or in part, by the giving of written notice of exercise to the Company specifying the number of Shares to be purchased.

(d) The exercise price of the Shares subject to the Stock Option may be paid in cash or may also be paid by the tender of Shares already owned by the Participant (to the extent permitted by Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”)), or through a combination of cash and Shares, or through such other means the Committee determines are consistent with the Plan’s purpose and applicable law. No fractional Shares will be issued or accepted.

(e) If an Incentive Stock Option is granted to a Participant who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or subsidiary), the exercise price shall be at least one hundred ten percent (110%) of the Fair Market Value per Share on the date such Stock Option is granted.

     No portion of any Incentive Stock Option may be exercised after the expiration of ten (10) years from the date such Stock Option is granted. However, if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or subsidiary) and an Incentive Stock Option is granted to such Participant, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the date such Option is granted.

     Upon termination of Participant’s employment, the Participant may not exercise any Incentive Stock Option later than three (3) months after his termination of employment, except in the case of death or disability.

     If Shares acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two (2) years from the date such Incentive Stock Option is granted or one (1) year from the transfer of Shares to the Participant pursuant to the exercise of such Incentive Stock Option or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant shall notify the Company in writing of the date and the terms of such disposition. A disqualifying disposition by a Participant shall not affect the statutes for any other Stock Option granted under the Plan as an Incentive Stock Option within the meaning of Section 422 of the Code.

     The Committee may not grant Incentive Stock Options under the Plan to any Participant which would permit the aggregate Fair Market Value (determined on the date such Stock Option is granted) of the Shares with respect to which Incentive Stock Options under this and any other plan of the Company and its subsidiaries are exercisable for the first time by such Participant during any calendar year to exceed one hundred thousand dollars ($100,000).

(2)	Shares of Restricted Stock are Shares that are issued to a Participant and are subject to such terms, conditions, and restrictions as the Committee deems appropriate, which may include, but are not limited to, restrictions upon the sale, assignment, transfer, or other disposition of the Restricted Stock and the requirement of forfeiture of the Restricted Stock upon termination of employment under certain specified conditions. As a condition to any Award hereunder, the Committee may require a Participant to pay to the Company an amount equal to, or in excess of, the par value of the shares of Restricted Stock awarded to him or her. Any such Restricted Stock Award shall automatically expire if not purchased in accordance with the Committee’s requirements if any, within thirty (30) days after the date of grant. The Committee may provide for the lapse of any such term or condition or waive any term or condition based on such factors or criteria as the Committee may determine. The Participant shall have, with respect to Awards of Restricted Stock for which the Participant is the holder of record, all of the rights of a shareholder of the Company, including the right to vote the Restricted Stock and the right to receive any cash or stock dividends on such Restricted Stock. The Committee shall have the discretionary authority to determine the total number of Shares available for Awards under the Plan as Restricted Stock to be issued during the duration of the Plan, however, the maximum number of Shares that may be issued to any Participant or Participants as Restricted Stock under the Plan shall not exceed one million (1,000,000).

(3)	Performance Awards may be granted under this Plan from time to time based on the terms and conditions as the Committee deems appropriate provided that such Awards shall not be inconsistent with the terms and purposes of this Plan.

Performance Awards may be in the form of performance units, performance shares and such other forms of Performance Awards, which the Committee shall determine. For this purpose, “performance shares” are grants of Shares based on satisfying preestablished Company performance criteria set by the Committee. “Performance Units” are cash allotments of dollar-denominated units whose payment or value is contingent on performance as measured against predetermined objectives over a multi-year period of time. The Committee shall determine the performance measurements and criteria for such Performance Awards.

(4)	The Committee may from time to time grant (i) Shares, (ii) other stock-based and nonstock-based Awards under this Plan including, without limitation, those Awards pursuant to which Shares are or may in the future be acquired, (iii) Awards denominated in Share units, (iv) securities convertible into Shares, (v) phantom securities (whereby Participants can take advantage in the appreciation of Share prices without actual ownership of Shares), (vi) dividend equivalents (whereby a Participant becomes entitled through the use of a derivative security attached to an option to dividends and other rights derived from the underlying Shares had the Participant owned such Shares), and (vii) other forms of derivatives related to the Shares as it deems appropriate. The Committee shall determine the terms and conditions of such other stock, stock-based, and non-stock based Awards provided that such Awards shall not be consistent with the terms and purposes of this Plan.

4. Shares Subject to the Plan

     The number of Shares for which Awards may be granted under the Plan shall not exceed five million (5,000,000) Shares. To the extent permitted by Section 16 of the Exchange Act, any unexercised or undistributed portion of any terminated, expired, exchanged, or forfeited Awards or Awards settled in cash in lieu of Shares, shall be available for further Awards.

     Additional rules for determining the number of Shares granted under the Plan may be made by the Company’s Board of Directors or the Committee, as it deems necessary or appropriate.

     The Shares or other stock that may be issued pursuant to an Award under the Plan may be treasury or authorized but unissued stock, or stock may be acquired, subsequently or in anticipation of the transaction, in the open market or in private transactions to satisfy the requirements of the Plan.

5. Administration

     The Plan shall be administered by the Board of Directors or, if determined by the Board of Directors, by the Compensation Committee (the “Committee”). Accordingly,

any references in the Plan to the Committee may be deemed to be to the Committee or the Board, as the case may be and as the context requires.

     The Committee shall be composed of at least three, but not more than five, members (including a Chairperson), all of whom shall be “independent directors,” as such term is defined in the rules and regulations of The Nasdaq Stock Market, Inc. The members of the Committee and the Chairperson shall be selected annually by the Board and serve at the pleasure of the Board. No person may be made a member of the Committee if his or her service on the Committee would violate any restriction on service imposed by any rule or regulation of the United States Securities and Exchange Commission or any securities exchange or market on which shares of the common stock of the Company are traded. A majority of the members of the Committee shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. Without a meeting, the Committee may act by unanimous written consent of all members. The Committee shall meet as necessary, but at least once each year, to enable it to fulfill its responsibilities.

     The Board of Directors or the Committee, as the case may be, shall from time to time in its discretion determine which individuals shall be granted Awards, the amount of Shares covered by such Awards, and certain other specific terms and conditions of such Awards subject to the terms and conditions contained herein, including those concerning director Options as set forth below.

     The Board of Directors or the Committee, as the case may be, shall have the sole authority and power, subject to the express provisions and conditions hereof, to construe this Plan and the Awards granted hereunder, and to adopt, prescribe, amend, and rescind rules and regulation relating to this Plan, and to make all determinations necessary or advisable for administering this Plan. The interpretation by the Committee of any provision of this Plan with respect to any Incentive Stock Option granted hereunder shall be in accordance with Section 422 of the Code and the Regulations issued thereunder, as such Section 422 or Regulations may be amended from time to time, in order that the Incentive Stock Options granted hereunder shall constitute “incentive stock options” within the meaning of Section 422 of the Code. The interpretation and construction by the Board of Directors or the Committee as the case may be, of any provisions of the Plan or of any Award granted hereunder shall be final and conclusive. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder. In the event of any conflict between an Award Agreement and the Plan, the terms of the Plan shall govern.

     The Committee may delegate to the officers or employees of the Company the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purpose, except that the Committee may not delegate any discretionary authority with respect to substantive decisions or functions regarding the Plan or Awards thereunder as these relate to officers, directors or beneficial holders of ten percent (10%) or more of the Shares (“Insiders”)

including but not limited to decisions regarding the timing, eligibility, pricing, amount or other material terms of such Awards.

     The Committee will be responsible for declaring the material terms under which the Performance Awards are to be paid, including performance goals. Prior to the payment of a performance-based Award, the Committee shall certify that the predetermined performance goals and any other material terms were in fact satisfied. The Committee shall periodically determine the Participants in the Plan and the nature, amount, pricing, timing, and other terms of Awards to be made to such individuals. The Committee must ratify all Awards under the program to the Company’s executive officers.

6. Changes in Capitalization

     If, while any Awards are outstanding, the outstanding Shares have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments shall be made by the Committee in the number and/or kind of shares which are subject to purchase or award under outstanding Awards and in the purchase price or prices applicable to such outstanding Awards in order to prevent the dilution or enlargement of rights, to the end that the same proportion of the Shares in each instance shall remain subject to purchase at the same aggregate purchase price. In addition, in any such event, the number and/or kind of Shares, which may be offered under the Plan, shall also be proportionately adjusted to the same end.

     To the extent that the foregoing adjustments relate to Awards, Shares, or securities of the Company, such adjustments shall be made by the Committee and its determination in that respect shall be final, binding, and conclusive. The grant of an Award pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

7. Change of Control

     The Committee shall determine the effect of Change of Control and specify such effect in Award Agreements that are issued pursuant to the Plan. These effects may include, but are not limited to:

(a)	Offering to purchase any outstanding Award made pursuant to this Plan from the holder for its Fair Market Value or such value established under the Award Agreement, as determined by the Committee, as of the date of the Change of Control; or

(b)	Making adjustments or modifications to outstanding Awards as the Committee deems appropriate to maintain and protect the rights and interests of Participants following such Change of Control.

For the purposes of this Section, a “Change of Control” shall mean the earliest date on which any of the following events shall occur:

(a)	there shall be consummated any consolidation or merger of the Company in which the stockholders own 70% or less of a newly-merged entity;

(b)	the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;

(c)	The acquisition by a third party of twenty percent (20%) or more of the Company’s then outstanding securities having the right to vote in the election of directors; or

(d)	during any period of two consecutive years, individuals who, at the beginning of such period constituted the entire Board, cease for any reason (other than death) to constitute a majority of the directors, unless the election, or the nomination for election, by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

8. Amendment and Termination

     The Board may at any time amend, suspend, or terminate the Plan. The Committee may at any time alter or amend any or all Award Agreements under the Plan to comply with any laws that govern such agreements. However, no such action may, without further approval of the stockholders of the Company, be effective if such approval is required in order that transactions in Company securities under the Plan, as they relate to Insiders, be exempt from the operation of Section 16(b) of the Exchange Act, and the Board may not amend the Plan so as to:

(a)	increase the number of Shares which may be issued under the Plan, except as provided for in Section 6 hereof;

(b)	materially modify the requirements as to eligibility for participation in the Plan;

(c)	materially increase the benefits accruing to Participants under the Plan; or

(d)	extend the duration of the Plan beyond the date approved by the stockholders of the Company.

9. [Intentionally deleted as of restatement date as already effectuated]

10. Director Options

     Each director of the Company on the Effective Date (as defined below) shall be automatically granted effective on the Effective Date a Nonqualified Stock Option for 25,000 Shares which Options shall become exercisable commencing 90 days after the Effective Date and remain exercisable until the Options expire on the fifth anniversary following the Effective Date. In addition to such initial Awards, each director elected or appointed to the Company’s Board of Directors (whether newly elected or appointed or reelected at a meeting of stockholders) on or after the Effective Date, shall receive upon such election or appointment an automatic Award of a Nonqualified Option for 25,000 Shares which Options shall become exercisable (in whole or part, at an exercise price per Share equal to the Fair Market Value of the Shares on the date of the grant) commencing after the passage of three (3) months from the date of grant and remain exercisable until the Options expire on the fifth anniversary following the date of grant. Directors may receive additional Option grants in lieu of the above described automatic grants as may be determined by the Board of Directors or the Committee, as the case may be.

11. Rights as Shareholder

     A Participant, or a transferee of an Option, shall have no rights with respect to any Shares covered by an Option until the date of the issuance of a stock certificate for such Shares and the recording of such issuance upon the Company’s stock ledger by its duly appointed, regular transfer agent. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to such date, except as provided in Section 6 hereof.

12. Additional Provisions

     The Options authorized under this Plan shall contain such other provisions, as the Board or Committee shall deem advisable, including without limitation, further restrictions upon the exercise of the Option. Any Incentive Stock Option shall contain such limitations and restrictions upon the exercise of the Option as shall be necessary in order that the Option shall be an “incentive stock option” as defined in Section 422 of the Code.

13. Compliance With Securities Laws

     At the time of exercise of any Option, the Company may require the Participant to execute any documents or take any action which may then be necessary to comply with the Securities Act of 1933 and the rules and regulations adopted thereunder, or any other applicable federal or state laws regulating the sale and issuance of securities, and the Company may, if it deems necessary, include provisions in the Options to assure such compliance. The Company may require that there be presented to and filed with the Company by any Participant under the Plan, such evidence as it may deem necessary to establish that the Awards granted or Shares to be purchased or transferred are being acquired for investment and not with a view to their distribution. The Company may from time to time change its requirements with respect to enforcing compliance with federal and state securities laws, including the request for, or insistence upon, letters of investment intent, such requirements to be determined by the Company in its judgment as necessary to assure compliance with said securities laws. Such changes may be made with respect to any particular Option or to any stock issued upon exercise thereof.

14. Non-assignability

     Except as expressly provided in the Plan, no Award under the Plan shall be assignable or transferable by the holder thereof except by will or by the laws of descent and distribution. During the life of the holder, Awards under the Plan shall be exercisable only by such holder or by the guardian or legal representative of such holder.

15. Non-uniform Determinations

     Determinations by the Committee under the Plan (including without limitation, determinations of the persons to receive Awards; the form, amount, and timing such Awards; the terms and provisions of such Awards and the agreements evidencing same; and provisions with respect to termination of employment) need not to be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

16. No Guarantee of Employment

     Nothing contained in the Plan (or in any Award granted pursuant to the Plan) shall confer any obligation of the Board of Directors to nominate any director for reelection by the Company’s shareholders, or confer upon any employee, director or consultant any right to continue in the service of the Company or any subsidiary or constitute any contract or agreement of employment or interfere in any way with the right of the Company or any subsidiary to reduce any person’s compensation from the rate in existence at the time of the granting of an Award or to terminate such person’s employment. Nothing contained herein or in any Award Agreement shall affect any other contractual rights of an employee, director or consultant.

17. Unfunded Plan

     The Plan shall be unfunded. Neither the Company, Board of Directors, nor the Committee shall be required to segregate any assets that may at any time be represented by Awards made pursuant to the Plan. Neither the Company, the Committee, nor the Board of Directors shall be deemed to be a trustee of any amounts to be paid under the Plan.

18. Limits of Liability

     Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement.

     No member of the Board or the Committee, nor any employee acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee and each employee acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

19. Term

     The Plan shall continue from its Effective Date until December 31, 2007, unless the Plan is terminated in accordance with its provisions.

20. Governing Law

     The laws of the State of Delaware shall govern all matters relating to the Plan except to the extent superseded by the laws of the United States.

21. Miscellaneous

     The Plan was submitted to the stockholders of the Company for their approval and adoption at a meeting of stockholders on July 25, 1997, and again on July 23, 1999 with respect to certain amendments thereto, and the Plan has been so approved and adopted. The Plan is effective as of July 25, 1997, the date the Plan was initially approved and adopted by the Company’s stockholders (the “Effective Date”).

     IN WITNESS WHEREOF, the Company has caused this Plan, as amended and restated as of this 17th day of November, 2004, to be executed by its duly authorized officer to be effective as of Effective Date.

ADVANCED ENVIRONMENTAL RECYCLING
TECHNOLOGIES, INC.

By:	/s/ JOE G. BROOKS

Title:	Chairman

Date:	November 17, 2004